Exhibit 99.1

NEWS RELEASE

Hardinge Inc. One Hardinge Drive, Elmira, N.Y. 14902

For more information contact:
Company:	Investor Relations:
Edward J. Gaio	Deborah K. Pawlowski, Kei Advisors LLC
Chief Financial Officer	Phone: (716) 843-3908
Phone: (607) 378-4207	Email: dpawlowski@keiadvisors.com

Hardinge Inc. Reports Earnings per Share
of $0.66 for the Fourth Quarter of 2012

•                  Fourth quarter diluted earnings per share were $0.66, which includes the favorable tax impact of $0.23 resulting from an acquisition in the fourth quarter of 2012

•                  Operating margin of 7.2% in the fourth quarter improved 3.2 points over prior-year’s fourth quarter on comparable revenue

•                  Generated $17.8 million of cash from operations during the fourth quarter, $23.4 million for the full year 2012

ELMIRA, N.Y., February 14, 2013 — Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions, reported financial results for its fourth quarter and full year ended December 31, 2012.

Net sales (“sales”) were $90.6 million in the fourth quarter of 2012, down $0.4 million from sales of $91.0 million in the prior-year’s fourth quarter.  The effect of foreign currency exchange was not significant.  When compared with the trailing third quarter of 2012, sales were up $7.7 million, or 9%, during the fourth quarter 2012.  Foreign currency translation had a $1.4 million positive impact on sales relative to the trailing quarter.

Net income for the fourth quarter was $7.8 million, or $0.66 per diluted share, compared with
$3.2 million, or $0.28 per diluted share, in the prior-year’s fourth quarter.  Net income in the 2012 fourth quarter benefited from a $2.7 million reduction in tax valuation allowances which resulted from deferred tax liabilities recorded in conjunction with the acquisition of Usach Technologies in December 2012.  Excluding the tax benefit, net income would have been $5.1 million*, or $0.43 per diluted share*.

For the full year, sales declined in 2012 to $334.4 million, down by $7.2 million, or 2%, from sales of $341.6 million in 2011.  Foreign currency translation had a negative $4.8 million effect on sales for the year.  Excluding this unfavorable impact, 2012 sales were down $2.4 million, or relatively unchanged, compared with the prior year.  Net income for the year was $17.9 million, or $1.53 per diluted share, compared with $12.0 million, or $1.02 per diluted share, in 2011.  Excluding the tax benefit from the previously mentioned reversal in tax valuation allowances, net income in 2012 was $15.2 million*, or $1.29 per diluted share*.

* These are non-GAAP financial measures.  Please see the attached table for a reconciliation of GAAP and non-GAAP financial measures.

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Richard L. Simons, Chairman, President and Chief Executive Officer, commented, “Our strong fourth quarter financial performance reflected favorable product mix, primarily driven by grinding machine orders received in late 2011 and early 2012 that were shipped in the quarter.  For the full year, we had strong cash generation from operations which effectively funded the acquisition of Usach Technologies in late December.  This was the result of our continued focus on driving operational efficiencies and carefully managing working capital.”

Sales by Region

	Quarter Ended
Sales to	December 31,		December 31,		September 30,
Customers in	2012	% of Total	2011	% Change	2012	% Change
North America	$24,030	27%	$31,796	(24)%	$20,161	19%
Europe	34,878	39%	26,449	32%	27,445	27%
Asia	31,652	35%	32,801	(4)%	35,277	(10)%
Total	$90,560		$91,046	(1)%	$82,883	9%

	Fiscal Year Ended
Sales to	December 31,		December 31,
Customers in	2012	% of Total	2011	% Change
North America	$83,547	25%	$90,000	(7)%
Europe	121,008	36%	104,825	15%
Asia	129,858	39%	146,748	(12)%
Total	$334,413		$341,573	(2)%

For the fourth quarter, sales in Europe were up $8.4 million over the prior-year period and up $7.4 million over the trailing third quarter driven by strong sales of grinding machines.  North American sales were down by $7.8 million compared with the prior year which had an unusually strong fourth quarter.  Fourth quarter sales in North America improved by $3.9 million over the trailing third quarter of 2012, driven by customer year-end delivery requirements.  Asia sales were down $1.1 million from the prior-year period.  Compared with the trailing third quarter, Asia sales were down $3.6 million as the trailing quarter benefitted from $9.6 million of incremental multi-machine sales to China.

For the full year, European sales increased by $16.2 million on improved grinding sales, particularly to Germany.  This improvement was offset by sales to Asia which were down $16.9 million as a result of the decelerating economy in China throughout 2012.  In North America, sales were down by $6.5 million due to our distributors adjusting their inventory levels.

Fluctuations in Hardinge’s sales in total and among geographic locations and industries can vary from quarter-to-quarter based on the timing and magnitude of orders and projects.  Hardinge does not believe that such quarter-to-quarter fluctuations are necessarily indicative of larger business trends.  Rather, the Company believes that such business trends can be discerned from the Company’s performance during a longer period of time, such as a trailing twelve-month period.

Solid Margin Expansion

Gross profit was $27.7 million, or 30.6% of sales, in the 2012 fourth quarter compared with $23.1 million, or 25.4% of sales, in the same period of the prior year, and gross profit of $24.0 million, or 29.0% of sales, in the trailing third quarter of 2012.  Improvements in fourth quarter 2012 gross profit when compared with the prior-year period were primarily the result of favorable product mix and improved pricing, as a larger percent of total sales was represented by grinding machines than in the prior-year period.  Also, gross profit in the fourth quarter of 2011 was negatively impacted by $0.9 million in year-end inventory adjustments.  For the year, gross profit in 2012 increased to $96.8 million, or 29.0% of sales, compared with $91.0 million, or 26.6% of sales, in 2011 as a result of product and sales channel mix.

Selling, general and administrative (“SG&A”) expenses in the 2012 fourth quarter were up by $2.0 million to $21.0 million, or 23.2% of sales, compared with $19.0 million, or 20.9% of sales, in the prior-year’s fourth quarter.  For the full year, SG&A was $76.2 million or 22.8% of sales, up $2.6 million, or 4%, compared with 2011, when SG&A as a percent of sales was 21.5%.  Increased SG&A as a percent of sales compared with the prior-year period for both the fourth quarter and full year 2012 was due to acquisition related fees associated with the purchase of Usach Technologies of $0.3 million, $0.3 million for the reorganization of operations in the United Kingdom, a well as higher agent related sales commissions.

Income from operations in the fourth quarter of 2012 was $6.5 million, up 80% from $3.6 million during the prior-year’s fourth quarter.  As a percentage of sales, income from operations was 7.2%, a 3.2 point increase over the same period of the prior year.  Operating margin improved 0.8 points over the trailing third quarter.  For the full year, income from operations was $20.1 million, or 6.0% of sales, compared with $16.6 million, or 4.9% in 2011.

Significant Cash Generation in the Fourth Quarter

Cash and cash equivalents at December 31, 2012 increased by $5.2 million to $26.9 million compared with $21.7 million at December 31, 2011, and increased by $5.4 million from $21.5 million at September 30, 2012.  Increased cash compared with the prior year was the result of strong cash generation from operations that more than offset the net $8.8 million use of cash for the acquisition of Usach Technologies in December 2012 and capital expenditures for the year of $7.6 million including expansion capital for the completion of the Company’s new facilities in China and Switzerland.  Capital expenditures in 2013 are expected to be in the $4.0 to $5.0 million range for general maintenance expenditures.

Cash from operations was $17.8 million in the fourth quarter of 2012, compared with $1.9 million in the prior-year period, and for the full year cash from operations increased by $30.6 million, to $23.4 million.

Net Orders by Region

	Quarter Ended
Orders from	December 31,		December 31,		September 30,
Customers in	2012	% of Total	2011	% Change	2012	% Change
North America	$17,410	30%	$22,647	(23)%	$20,913	(17)%
Europe	19,937	34%	26,920	(26)%	23,756	(16)%
Asia	20,968	36%	19,911	5%	23,690	(11)%
Total	$58,315		$69,478	(16)%	$68,359	(15)%

	Fiscal Year Ended
Orders from	December 31,		December 31,
Customers in	2012	% of Total	2011	% Change
North America	$78,982	27%	$95,435	(17)%
Europe	105,978	37%	120,410	(12)%
Asia	103,418	36%	157,010	(34)%
Total	$288,378		$372,855	(23)%

Net orders (“orders”) during the quarter were $58.3 million, a decrease of $11.2 million when compared with the fourth quarter of 2011.  The effects of foreign currency translation were not material.  Sequentially, orders were down $10.0 million from the trailing third quarter of 2012, which reflected order declines in all regions.  Excluding the $0.8 million impact of foreign currency translation, orders on a sequential basis were down $10.8 million.

Compared with the prior-year period, fourth quarter 2012 orders declined $5.2 million in North America as U.S. based distributors’ slowed order levels to manage their inventories.  In Europe, orders declined as the recession has negatively impacted demand.  Orders in Asia improved somewhat in the fourth quarter as the economy in China improved after several quarters of decline.

For the year, orders were down $84.5 million as capital spending slowed and comparables in the prior year reflected order recovery from very weak levels during the recession.

The Company’s order backlog at December 31, 2012 was $124.9 million, which includes the addition of $28.8 million in backlog from the Usach acquisition.

Outlook

Mr. Simons noted, “During the quarter, the impact of Europe’s recession was apparent in the dramatic decline in orders and we expect demand to remain weak in that region through 2013.  The North American market overall is actually stable and we are expecting organic sales in 2013 to be at about the same level as 2012.  Somewhat encouraging is that Asia has appeared to have stabilized with positive growth in the fourth quarter in China.  As I have mentioned on several occasions, China can turn upward rapidly and we are confident that we are in an excellent position to handle a strong surge in orders should that occur.  However, we expect it will be sometime in the second quarter before we have a real sense of the direction and degree that the China market will trend.

“Our current level of orders indicates much weaker organic sales for us in 2013, although we do expect strong cash generation.  Given our strengthened business model, we expect our financial results in slower periods to be much better than they were historically.  And, no matter what direction the markets turn, we are prepared to adjust our operations accordingly.  Of note, the acquisition of Usach Technologies has fortified our grinding machine offering in North America and over the next year we will work to roll out Usach’s products to the rest of the world.  We will continue to pursue other opportunities that can enhance our product offering focused on providing custom solutions to our global markets, while maintaining our focus on building upon our brands and high precision machining of difficult materials.”

Hardinge to Participate in CIMT 2013

Hardinge will be participating in the 2013 China International Machine Tool Show (“CIMT 2013”), in Beijing, China from April 22-27, 2013 at the China International Exhibition Center.  CIMT is a biennial machine tool show first launched in 1989 and serves as a platform for Hardinge to showcase our broad product offerings.  CIMT 2011 was attended by over 305,000 visitors from 60 countries.

Webcast and Conference Call

Hardinge will host a conference call and webcast today at 11:00 a.m. Eastern Time.  During the conference call and webcast, Richard L. Simons, Chairman, President and CEO, and Edward J. Gaio, Vice President and CFO, will review the financial and operating results for the quarter, as well as the Company’s strategy and outlook.  A question and answer session will follow the formal discussion.  Their review will be accompanied by a slide presentation which will be available on Hardinge’s website at www.hardinge.com.

The conference call can be accessed by calling (201) 689-8560.  The listen-only audio webcast can be monitored at www.hardinge.com.

A telephonic replay will be available from 2:00 p.m. ET the day of the call through Thursday, February 21, 2013.  To listen to the archived call, dial (858) 384-5517 and enter conference ID number 406979.  Alternatively, the archive can be heard on the Company’s website at www.hardinge.com.  A transcript will also be posted to the website, once available.

About Hardinge

Hardinge is a leading global designer and manufacturer of high precision, computer-controlled machine tool solutions developed for critical, hard to machine metal parts.  The Company’s strategy is to leverage its global brand strength to further penetrate global market opportunities where customers will benefit from the technologically advanced, high quality, reliable equipment Hardinge produces.  With approximately 75% of its sales outside of North America, Hardinge serves the worldwide metal working market.  Hardinge’s machine tool solutions can also be found in a broad base of industries to include aerospace, agricultural, automotive, construction, consumer products, defense, energy, medical, technology and transportation.

Hardinge applies its engineering design and manufacturing expertise in high performance machining centers, high-end cylindrical and jig grinding machines, SUPER-PRECISION® and precision CNC lathes and technologically advanced workholding accessories.  Hardinge has manufacturing operations in China, Switzerland, Taiwan, the United Kingdom and the United States.

The Company regularly posts information on its website: http://www.hardinge.com

Safe Harbor Statement

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The Company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

FINANCIAL TABLES FOLLOW.

HARDINGE INC. AND SUBSIDIARIES

Consolidated statements of operations

(in thousands except per share data)

	Quarter Ended		Year to Date Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(unaudited)

Net sales	$90,560	$91,046	$334,413	$341,573
Cost of sales	62,878	67,946	237,576	250,545
Gross profit	27,682	23,100	96,837	91,028
Gross profit margin	30.6%	25.4%	29.0%	26.6%

Selling, general and administrative expenses	20,981	18,990	76,196	73,599
Other expense	156	466	559	832
Income from operations	6,545	3,644	20,082	16,597
Operating margin	7.2%	4.0%	6.0%	4.9%

Interest expense	204	102	859	339
Interest income	(23)	—	(118)	(101)
Income before income taxes	6,364	3,542	19,341	16,359

Income tax (benefit) expense	(1,388)	300	1,486	4,373
Net income	$7,752	$3,242	$17,855	$11,986

Basic earnings per share	$0.67	$0.28	$1.53	$1.03

Diluted earnings per share	$0.66	$0.28	$1.53	$1.02

Cash dividends declared per share	$0.02	$0.02	$0.08	$0.05

Weighted avg. shares outstanding: Basic	11,574	11,467	11,557	11,463
Weighted avg. shares outstanding: Diluted	11,619	11,552	11,596	11,548

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands except share and per share data)

	December 31,	December 31,
	2012	2011

Assets
Cash and cash equivalents	$26,855	$21,736
Restricted cash	2,634	4,575
Accounts receivable, net	51,871	65,909
Inventories, net	128,000	122,782
Other current assets	12,580	13,338
Total current assets	221,940	228,340

Property, plant and equipment, net	71,035	68,204
Goodwill and other intangible assets, net	30,321	12,765
Other non-current assets	2,358	2,360
Total non-current assets	103,714	83,329
Total assets	$325,654	$311,669

Liabilities and shareholders’ equity
Accounts payable	$27,779	$36,952
Notes payable to bank	11,500	12,969
Accrued expenses	29,307	25,103
Customer deposits	15,720	18,881
Accrued income taxes	3,952	3,480
Deferred income taxes	2,980	2,556
Current portion of long-term debt	2,873	1,548
Total current liabilities	94,111	101,489

Long-term debt	5,616	7,020
Pension and postretirement liabilities	50,313	49,310
Deferred income taxes	3,431	2,391
Other liabilities	10,976	4,436
Total non-current liabilities	70,336	63,157

Common stock ($0.01 par value, 12,472,992 issued)	125	125
Additional paid-in capital	114,072	114,369
Retained earnings	81,961	65,041
Treasury shares	(9,442)	(10,379)
Accumulated other comprehensive loss	(25,509)	(22,133)
Total shareholders’ equity	161,207	147,023
Total liabilities and shareholders’ equity	$325,654	$311,669

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Quarter Ended		YTD Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(unaudited)

Operating activities
Net income	$7,752	$3,242	$17,855	$11,986
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,998	1,851	7,451	7,736
Debt issuance amortization	36	46	78	124
(Benefit) provision for deferred income taxes	(3,453)	50	(2,601)	(361)
Loss on sale of assets	107	69	80	46
Unrealized intercompany foreign currency transaction loss (gain)	340	(114)	853	(862)
Changes in operating assets and liabilities:
Accounts receivable	1,296	(7,227)	17,522	(18,589)
Inventories	12,580	2,362	2,365	(18,123)
Other assets	5,443	3,144	4,486	444
Accounts payable	(6,119)	(2,061)	(11,538)	3,990
Customer deposits	(3,669)	4,260	(7,876)	8,469
Accrued expenses	1,511	(3,467)	(4,781)	(1,277)
Accrued postretirement benefits	(68)	(292)	(455)	(715)
Net cash provided by (used in) operating activities	17,754	1,863	23,439	(7,132)

Investing activities
Capital expenditures	(1,474)	(5,705)	(7,641)	(19,217)
Proceeds on sale of assets	517	—	557	900
Purchase of Usach, net of cash acquired	(8,768)	—	(8,768)	—
Net cash used in investing activities	(9,725)	(5,705)	(15,852)	(18,317)

Financing activities
(Repayments of) proceeds from short-term notes payable to bank	(2,738)	745	(1,911)	11,688
(Repayments of) proceeds from long-term debt	(154)	4,245	(294)	5,397
Dividends paid	(233)	(232)	(931)	(581)
Other financing activities	(11)	(83)	(3)	(41)
Net cash (used in) provided by financing activities	(3,136)	4,675	(3,139)	16,463

Effect of exchange rate changes on cash	455	(358)	671	(223)
Net increase (decrease) in cash	5,348	475	5,119	(9,209)
Cash and cash equivalents at beginning of period	21,507	21,261	21,736	30,945
Cash and cash equivalents at end of period	$26,855	$21,736	$26,855	$21,736

HARDINGE INC. AND SUBSIDIARIES

Adjusted Net Income and
Earnings Per Share Reconciliation

(in thousands except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(unaudited)

Net income as reported	$7,752	$3,242	$17,855	$11,986
Income tax benefit	2,720	—	2,720	—
Adjusted net income	$5,032	$3,242	$15,135	$11,986

Basic earnings per share as reported	$0.67	$0.28	$1.53	$1.03
Income tax benefit per share: Basic	$0.24	$—	$0.23	$—
Adjusted basic earnings per share	$0.43	$0.28	$1.30	$1.03

Diluted earnings per share as reported	$0.66	$0.28	$1.53	$1.02
Income tax benefit per share: Diluted	$0.23	$—	$0.24	$—
Adjusted diluted earnings per share	$0.43	$0.28	$1.29	$1.02

Weighted avg. shares outstanding: Basic	11,574	11,467	11,557	11,463
Weighted avg. shares outstanding: Diluted	11,619	11,552	11,596	11,548

Adjusted Net Income and Earnings Per Share are defined as GAAP net income and earnings per share adjusted for unusual items that the Company believes do not clearly represent actual financial performance.  The Company believes that providing non-GAAP information such as Adjusted Net Income and EPS is important for investors and other readers of the Company’s financial statements, as it is used as an analytical indicator by the Company’s management to better understand of operating performance. Because Adjusted Net Income and EPS are non-GAAP measures and thus susceptible to varying calculations, Adjusted Net Income and EPS, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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